Home Equity Loan-Backed Term Notes, GMACM Series 2001-HLTV1
Payment Date	09/25/2003

Servicing Certificate	Group 1	Group 2
Beginning Pool Balance	114,974,709.67	6,676,389.45
Beginning PFA	0.00	0.00
Ending Pool Balance	110,009,743.57	5,971,912.29
Ending PFA Balance	-	-
Principal Collections	4,343,532.85	704,477.16
Principal Draws	-	-
Net Principal Collections	4,343,532.85	704,477.16
Active Loan Count	3,005	80

Interest Collections	1,312,923.36	71,842.47

Weighted Average Net Loan Rate	14.85000%	14.78000%
Substitution Adjustment Amount	0.00	0.00

	Beginning	Ending				Interest	Security
Term Notes	Balance	Balance	Factor	Principal	Interest	Shortfalls	%	Coupon
Class A-I-1	0.00	0.00	0.0000000	0.00	0.00	0.00	0	1.250%
Class A-I-2	0.00	0.00	0.0000000	0.00	0.00	0.00	0	6.040%
Class A-I-3	0.00	0.00	0.0000000	0.00	0.00	0.00	0	6.270%
Class A-I-4	0.00	0.00	0.0000000	0.00	0.00	0.00	0	6.440%
Class A-I-5	7,063,636.48	2,185,394.76	0.0712365	4,878,241.72	39,026.59	0.00	0.0073	6.630%
Class A-I-6	42,404,000.00	42,404,000.00	1.0000000	0.00	243,823.00	0.00	0.1413	6.900%
Class A-I-7	59,245,000.00	59,245,000.00	1.0000000	0.00	355,963.71	0.00	0.1975	7.210%
Class A-II	5,438,462.64	4,647,261.10	0.1858904	791,201.54	31,497.76	0.00	0.0155	6.950%

Certificates	-	-	-	-	52,256.63	-	-	-

Beginning Overcollateralization Amount	7,500,000.00
Overcollateralization Amount Increase (Decrease)	0.00
Outstanding Overcollateralization Amount	7,500,000.00
Overcollateralization Target Amount	7,500,000.00

Credit Enhancement Draw Amount	0.00
Unreimbursed Prior Draws	0.00

			Number	Percent
Group 1	Balance		of Loans	of Balance
Delinquent Loans (30 Days)*	2,229,438.07		59	2.03%
Delinquent Loans (60 Days)*	1,348,165.80		34	1.23%
Delinquent Loans (90+ Days)*	2,585,043.83		73	2.35%
REO	0.00		0	0.00%

* Delinquency Figures Include Foreclosures, REO and Bankruptcy

			Number	Percent
Group 2	Balance		of Loans	of Balance
Delinquent Loans (30 Days)*	185,950.79		2	3.11%
Delinquent Loans (60 Days)*	191,814.31		3	3.21%
Delinquent Loans (90+ Days)*	62,011.29		1	1.04%
REO	0.00		0	0.00%

* Delinquency Figures Include Foreclosures, REO and Bankruptcy

	Liquidation To-Date
Beginning Loss Amount	17,345,564.19
Current Month Loss Amount	621,433.25
Current Month Principal Recovery	22,879.41
Net Ending Loss Amount	17,944,118.03	0.15

	Net Recoveries to Date
Beginning Net Principal Recovery Amount	309,085.38
Current Month Net Principal Recovery Amount	22,879.41
Ending Net Principal Recovery Amount	331,964.79

	Special Hazard		Fraud	Bankruptcy
Beginning Amount	0.00		0.00	0.00
Current Month Loss Amount	0.00		0.00	0.00
Ending Amount	-		-	-

Liquidation Loss Distribution Amounts	0.00
Extraordinary Event Losses	0.00
Excess Loss Amounts	0.00

Capitalized Interest Account
Beginning Balance	0.00
Withdraw relating to Collection Period	0.00
Ending CIA Balance Transferred to Seller	0.00
Interest Earned (Zero, Paid to Funding Account)	0.00
Total Ending Capitalized Interest Account Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Prefunding Account
Beginning Balance	0.00
Additional Purchases during Revolving Period	0.00
Excess of Draws over Principal Collections	0.00
Ending PreFunding Account Balance to Notes	0.00
Total Ending Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Current Month Repurchases Units	2
Current Month Repurchases ($)	70588.95